June 28, 2018	FOR IMMEDIATE RELEASE
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RAYMOND JAMES ANNOUNCES KEY SENIOR LEADERSHIP APPOINTMENTS

ST. PETERSBURG, Fla. - Raymond James Chairman and CEO Paul Reilly today announced senior leadership changes including naming current Raymond James Financial Services (RJFS) President Scott Curtis as head of the firm’s Private Client Group (PCG) and implementing the succession plan for Curtis within the RJFS business unit. With this change, he will be responsible for overseeing all of the firm’s domestic PCG divisions. Tash Elwyn, current president of Raymond James & Associates (RJA) PCG is being named president and CEO of the RJA broker/dealer, adding regulatory oversight and reporting responsibilities.

“Scott and Tash have both done an outstanding job leading our PCG business - attracting and retaining many of the profession’s leading financial advisors and supporting their clients,” said Reilly. “With Scott’s deep experience and institutional knowledge, we are excited for his potential to drive cross-organizational leadership and continued success for our wealth management business.”

Prior to his current role, Curtis served as senior vice president of RJA PCG for six years. Before that, he supported both domestic PCG businesses as president of the firm’s insurance group, Planning Corporation of America (now Raymond James Insurance Group). He joined the firm 15 years ago from GE Financial, where he was senior vice president, leading several key business units during his 13 years with the organization. He earned a bachelor’s degree from Denison University and an MBA from the University of Michigan’s Ross School of Business.

Elwyn has served as president of RJA PCG since January 2012. He is also on the board of Raymond James Bank and Raymond James Investment Services Ltd. Prior to being appointed to his current position, Elwyn was divisional director, senior vice president of the Atlantic Division of RJA for five years. He began his Raymond James career in 1993 as a financial advisor trainee. After building a successful practice, he became an assistant branch manager in Atlanta and subsequently a branch manager in Chattanooga. Elwyn earned a bachelor’s degree from Emory University.

Reilly further announced succession plans for Curtis. RJFS National Director Jodi Perry will be president of the Independent Contractor Division, also effective immediately. She will continue to report to Curtis.

Most recently national director of the RJFS Independent Contractor Division, Perry has served in a variety of leadership roles in Asset Management Services, and in RJFS business development and regional management. She began her career with Raymond James in 1994. Perry earned a business degree from Eckerd College in St. Petersburg, Florida, and completed SIFMA’s Securities Industry Institute program at Wharton School of the University of Pennsylvania.

Curtis noted, “In her expanded leadership role, I’m confident Jodi will effectively lead the continued growth and success of the RJFS independent contractor division and further enhance the support and resources provided to independent financial advisors and branch professionals affiliated with our firm.”

These appointments are effective immediately and follow April’s retirement announcement of Raymond James Financial COO Dennis Zank, who plans to continue his affiliation with the firm as a financial advisor and will be available to assist with the transitions as needed.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,600 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $753 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.